Exhibit 99.1

Longview Fibre Paper and

Packaging, Inc.

Financial Statements as of December 31, 2012 and 2011,

and for Each of the Three Years in the Period Ended

December 31, 2012, and Independent Auditors’ Report

Longview Fibre Paper and Packaging, Inc.

FINANCIAL STATEMENTS TABLE OF CONTENTS

INDEPENDENT AUDITORS’ REPORT

To The Board of Directors and Shareholders of
Longview Fibre Paper and Packaging, Inc.
Longview, Washington

We have audited the accompanying financial statements of Longview Fibre Paper and Packaging, Inc. (the “Company”) (a subsidiary of Brookfield Capital Partners II L.P., Brookfield Capital Partners II (NR) L.P., and Brookfield Capital Partners II (PC) L.P.) (collectively “Brookfield”), which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of operations, comprehensive income (loss), shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2012, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

March 1, 2013

Longview Fibre Paper and Packaging, Inc.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (USD 000’S)

		2012	2011	2010

NET SALES		$831,088	$822,282	$723,236

Cost of products sold, including outward freight		661,862	651,649	568,325

GROSS PROFIT		169,226	170,633	154,911

Selling, general, and administrative expenses		64,496	65,754	55,743
Loss (gain) on disposition of capital assets		(1,093)	271	(248)

OPERATING PROFIT		105,823	104,608	99,416

Interest income		95	142	99
Other income (expense), net	Note 11	3,523	(5,037)	445
Interest expense	Note 7	(41,626)	(26,369)	(1,822)

INCOME BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES		67,815	73,344	98,138

PROVISION FOR (BENEFIT FROM) INCOME TAXES

Current	Note 8	(18,557)	1,770	3,647
Deferred	Note 8	20,044	17,097	20,360
		1,487	18,867	24,007

NET INCOME		$66,328	$54,477	$74,131

EARNINGS PER SHARE

Basic and diluted	Note 2	$419	$347	$478

See notes to financial statements

Longview Fibre Paper and Packaging, Inc.

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (USD 000’S)

	2012	2011	2010

NET INCOME	$66,328	$54,477	$74,131

OTHER COMPREHENSIVE INCOME (LOSS)

Unrecognized amounts on retirement benefits (net of taxes of $18,478, $32,041 and $1,837, respectively)	(31,201)	(54,556)	3,127

OTHER COMPREHENSIVE INCOME (LOSS)	(31,201)	(54,556)	3,127

COMPREHENSIVE INCOME (LOSS)	$35,127	$(79)	$77,258

See notes to financial statements

Longview Fibre Paper and Packaging, Inc.

BALANCE SHEETS

AS OF DECEMBER 31, 2012 AND 2011 (USD 000’S)

		As of
		December 31,	December 31,
		2012	2011
ASSETS

CURRENT ASSETS
Cash and cash equivalents		$1	$21,577
Accounts receivable (net of allowance of $385 and $390, respectively)		90,572	98,309
Refundable income taxes		110	1,153
Inventories	Note 3	77,388	70,902
Materials inventory		14,858	12,068
Prepaid expenses and other assets	Note 8	4,177	12,639
TOTAL CURRENT ASSETS		187,106	216,648

Buildings, machinery and equipment, at cost (net of accumulated depreciation of $21,559 and $13,580, respectively)	Note 4	151,108	107,132
Pension and other non-current assets	Notes 5,9	115,723	136,144

TOTAL ASSETS		$453,937	$459,924

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Trade accounts payable		$66,631	$58,022
Payable to bank resulting from checks in transit		6,906	—
Short-term borrowings	Note 7	4,609	43
Accrued payroll liabilities		20,215	19,308
Other taxes payable		3,936	3,784
Other accrued liabilities	Note 6	8,849	9,807
TOTAL CURRENT LIABILITIES		111,146	90,964

Long-term debt	Note 7	478,327	477,838
Deferred tax liabilities - net	Note 8	24,595	30,214
Postretirement medical and other long-term liabilities	Notes 8,9	13,283	38,573
Pension liabilities	Note 9	72,813	45,689

COMMITMENTS AND CONTINGENCIES	Note 10

SHAREHOLDERS’ DEFICIT
Common stock, par value $0.001 per share; 500 shares authorized; 158.34845 and 158.34845 shares issued, respectively		—	—
Additional paid-in capital		—	—
Accumulated deficit		(161,159)	(169,487)
Accumulated other comprehensive loss		(85,068)	(53,867)
TOTAL SHAREHOLDERS’ DEFICIT		(246,227)	(223,354)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		$453,937	$459,924

See notes to financial statements

Longview Fibre Paper and Packaging, Inc.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (USD 000’S)

	2012	2011	2010
CASH PROVIDED BY OPERATING ACTIVITIES
Net income	$66,328	$54,477	$74,131
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	11,985	8,331	4,549
Other	(5,980)	(13,823)	—
Deferred taxes	20,044	17,097	20,360
Loss (gain) on disposition of capital assets	(1,093)	271	(248)
Change in:
Accounts receivable - net	7,737	(8,102)	(7,452)
Inventories	(6,486)	(10,720)	11,012
Materials inventory	(2,790)	(2,587)	(2,104)
Refundable income taxes	1,043	(1,153)	34,000
Prepaid expenses and other assets	1,277	(1,382)	1,079
Pension and other noncurrent assets	(6,726)	(11,548)	(13,397)
Trade accounts payable, payroll, other taxes payable, and other accrued liabilities	(1,929)	8,795	10,263
Pension, postretirement medical, and other non-current liabilities	(17,908)	(1,018)	(2,020)
Cash provided by operating activities	65,502	38,638	130,173

CASH USED FOR INVESTING ACTIVITIES
Additions to capital assets	(42,043)	(41,305)	(31,417)
Long-term restricted cash released	—	—	9,960
Proceeds from sale of capital assets	1,593	9	353
Cash used for investing activities	(40,450)	(41,296)	(21,104)

CASH USED FOR FINANCING ACTIVITIES
Issuance of long-term debt	—	477,552	—
Repayments of long-term debt	—	—	(41,666)
Short-term borrowings (repayments), net	4,566	16	(72)
Distributions to shareholders, net	(58,000)	(475,516)	(100,000)
Proceeds from exercise of stock options	—	485	—
Deferred debt issuance costs	(100)	(15,632)	—
Change in payable to bank from checks in transit	6,906	—	—
Cash used for financing activities	(46,628)	(13,095)	(141,738)

CHANGE IN CASH AND CASH EQUIVALENTS	(21,576)	(15,753)	(32,669)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	21,577	37,330	69,999
CASH AND CASH EQUIVALENTS, END OF YEAR	$1	$21,577	$37,330

See notes to financial statements

Longview Fibre Paper and Packaging, Inc.

SUPPLEMENTAL CASH FLOW DISCLOSURES

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (USD 000’S)

	2012	2011	2010
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid (refunded) during the year for:
Interest	$38,892	$20,407	$1,476
Taxes	$1,768	$5,745	$(32,667)

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
Capital expenditures included in trade accounts payable	$12,693	$2,275	$3,845

See notes to financial statements

Longview Fibre Paper and Packaging, Inc.

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (USD 000’S)

				Retained	Accumulated
			Additional	Earnings	Other
	Common Stock		Paid-In	(Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total

BALANCE - January 1, 2010	155.15890	$—	$121,068	$155,868	$(2,438)	$274,498

Distribution to shareholders			—	(100,000)		(100,000)

Net income				74,131		74,131

Other comprehensive income					3,127	3,127

BALANCE - December 31, 2010	155.15890	—	121,068	129,999	689	251,756

Exercise of stock options	3.18955	—	485			485

Distribution to shareholders, net			(121,553)	(353,963)		(475,516)

Net income				54,477		54,477

Other comprehensive loss					(54,556)	(54,556)

BALANCE - December 31, 2011	158.34845	—	—	(169,487)	(53,867)	(223,354)

Distribution to shareholders			—	(58,000)		(58,000)

Net income				66,328		66,328

Other comprehensive loss					(31,201)	(31,201)

BALANCE - December 31, 2012	158.34845	$—	$—	$(161,159)	$(85,068)	$(246,227)

See notes to financial statements

Longview Fibre Paper and Packaging, Inc.

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2012 AND 2011,
AND FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

NOTE 1 — NATURE OF THE BUSINESS

The Company

Headquartered in Longview, Washington, Longview Fibre Paper and Packaging, Inc. (“Longview” or the “Company”) is engaged primarily in the ownership, operation and management of its manufacturing facilities, consisting of: (a) the Company’s Longview mill, which produces kraft paper, pulp, and containerboard; (b) seven converting plants, which produce finished products such as corrugated containers; and (c) the production of energy (including Renewable Energy Certificates), which is sold into the open market.  All of the Company’s facilities are located in the United States (“U.S.”).

The Company’s predecessor, Longview Fibre Company, was founded in 1927 and owned both timberlands and manufacturing assets.  In 2007, Longview Fibre Company was acquired by Brookfield Asset Management (“Brookfield”), which separated its timberlands business, operated through Longview Timber Holdings Corporation, and its manufacturing businesses, operated through Longview Fibre Paper and Packaging, Inc.  Longview Fibre Paper and Packaging, Inc. was then sold to what is now Brookfield Capital Partners II fund (“BCP II”), a private equity fund, and has since and continues to operate as a separate company.

As of December 31, 2012, Longview employed 1,800 people.  Of these employees, 531 are salaried and 1,269 are hourly.  Approximately 62% of its employees are represented by unions.  Unionized employees are represented by either the Association of Western Pulp and Paper Workers (AWPPW) or the International Brotherhood of Teamsters (IBT).

Longview has evaluated subsequent events through March 1, 2013, which is the date the financial statements were available to be issued, noting only the matters disclosed in Note 13 required disclosure in the financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements presented herein are derived from the accounting records of Longview after the elimination of intra-company balances and transactions and are presented on the accrual basis in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions.  These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses.  Such estimates include the valuation of accounts receivable, inventories, and other long-lived assets; legal contingencies; taxes; and assumptions used in retirement and other postemployment benefits, among others.  These estimates and assumptions are based on management’s best estimates and judgment.

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.  Such estimates and assumptions are reevaluated when facts and circumstances dictate.  As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.  Changes in these estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with original maturities of 90 days or less at the date of acquisition.  The Company states cash equivalents at cost, which approximates market value.

Accounts Receivable net of Allowance

Accounts receivable are stated at historical cost and are comprised mainly of trade accounts receivable primarily from the sale of products on credit.  Credit is extended to customers based on an evaluation of their financial condition.  The adequacy of the allowance for doubtful accounts is based on historical experience and past due status, in addition to the evaluation of individually large customer accounts including ability to pay, bankruptcy, payment history, and other factors.  Bad debt expense associated with uncollectible accounts, included as a component of selling, general, and administrative expenses, was negligible for the years ended December 31, 2012 and 2010, and $0.3 million for the year ended December 31, 2011.

Inventories

Inventories are stated at the lower of cost or market.  Cost is determined on a last-in, first-out method except for general stores and supplies inventories included in raw materials, which are valued using the average cost method.

Materials Inventory

Materials inventory consists of operating materials, spare parts, and supplies not directly consumed in the production process.  A portion of materials inventory consists of critical items with longer lead times, necessary for mill operations.  Critical items without usage in the past year are presented as long-term and included in other non-current assets.  Materials inventory is stated at the lower of cost or market.  Cost is determined using the average cost method.

Buildings, Machinery and Equipment, and Accumulated Depreciation

Buildings, machinery and equipment are recorded at cost and include those additions and improvements that add to production capacity or extend useful life.  To the extent interest is incurred, cost includes interest capitalized during the construction period on all significant asset acquisitions.  Impairment is reviewed annually or whenever events or circumstances indicate that the carrying value of an asset or group of assets may not be recovered.  Management evaluates whether or not the undiscounted future cash flows generated by an asset will exceed its carrying value.  If estimated future cash flows indicate the carrying value of an asset or group of assets may not be recoverable, impairment exists, and the asset’s net book value is written down to its estimated fair value.  When assets are sold or otherwise disposed of, the cost and the related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss is recorded.  The costs of maintenance and repairs are charged to expense when incurred.

Depreciation is computed on the straight-line basis over the estimated useful lives of the assets.  The estimated useful lives of assets range, principally, from 3 to 10 years for small equipment, computers, furniture and fixtures and capital stores, from 15 to 20 years for machinery and production equipment, and from 20 to 40 years for buildings.  Depreciation expense is recognized as a component of the cost of products sold or, to a lesser extent, as a component of selling, general, and administrative expenses, depending on the nature and use of the depreciable asset.

Earnings per Share

Each component of basic and diluted earnings per common share is computed on the basis of weighted average basic and diluted shares outstanding.  There were no dilutive items for the years ended December 31, 2012, 2011 and 2010.  Weighted average shares (basic and diluted) outstanding were 158.34845, 157.10758 and 155.15890 for the years ended December 31, 2012, 2011 and 2010, respectively.

Revenue Recognition

Revenues are recognized from product sales to customers when title and risk of loss pass to the customer, when the sales price is fixed or determinable, and when collection is reasonably assured.  Revenue is recognized net of sales discounts.  For substantially all product sales, ownership transfers upon receipt by customers of converted products (“FOB-destination”) and upon shipment to customers of paper and containerboard (“FOB-shipping point”).  Revenues are recognized from power sales upon generation and transmission of the power to the buyer, excepting revenue specific to renewable energy certificate (“REC”) sales, which is recognized upon the transfer of title of a valid REC or group of RECs to a buyer.

Fair Value

As defined under U.S. GAAP, fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or in the most advantageous market when no principal market exists.  Market participants are assumed to be independent, knowledgeable, and able and willing to transact.  Considerable judgment may be required in interpreting market data used to develop the estimates of fair value.  Management takes responsibility for all fair value determinations.

The Company records investments in cash and cash equivalents at face value and classifies them as Level 1 investments within the fair value hierarchy as established by Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures.  Pension investments in publicly traded equities and mutual funds are recorded at fair market value based on current quoted market prices obtained from independent third-party pricing sources.  Investments in corporate bonds and notes, U.S. Government securities, municipal bonds, and mortgage-backed securities are valued at the closing trade price on the day of valuation based on information obtained by the Company from third-party pricing services and the valuations reported on the trust statements received monthly from the trustee.  These third-party pricing services employ methodologies that utilize actual market transactions, quotations from broker-dealers, or other formula driven valuation techniques, which consider factors such as yields or prices of bonds of comparable quality, type of issue, coupon, maturity, ratings, and general market conditions.  The Company measures the fair value of pension assets on an annual basis.

Certain pension assets are invested in mortgage-backed securities and limited partnerships.  Valuation is determined in accordance with fair valuation accounting standards under U.S. GAAP, including the use of estimates provided by the investment manager or general partner.  These values may differ significantly from values that would have been used had an active market existed for such investments, and the differences could be material to the Company.

The Company has elected normal purchase and normal sales (“NPNS”) accounting for contracts that provide for the purchase of a physical commodity that will be delivered in quantities expected to be used over a reasonable period in the normal course of business.  The Company exercises judgment in selecting the accounting treatment that is believed to provide the most transparent presentation of the economics of the underlying transactions.  Although contracts may be eligible for hedge accounting or NPNS designation, the Company is not required to designate and account for all such contracts identically.  The Company generally elects NPNS accrual accounting for physical energy delivery activities because accrual accounting more closely aligns the timing of earnings recognition, cash flows, and the underlying business activities.  Once the Company elects NPNS classification for a given contract, it does not subsequently change the election and treat the contract as a derivative using mark-to-market or hedge accounting.  However, if management were to determine that a transaction designated as NPNS no longer qualified for the NPNS election, the Company would have to record the fair value of that contract on the balance sheet at that time and immediately recognize that amount in earnings.

Recent Accounting Pronouncements and Legislative Developments

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, which amends FASB Accounting Standards Codification (“ASC”) Topic 220, Comprehensive Income. The amendments in this guidance require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of Accumulated Other Comprehensive Income (“AOCI”) by the respective line items of net income if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required by GAAP that provide additional detail about those amounts. This guidance is effective prospectively for interim and annual reporting periods beginning after December 15, 2013, with early adoption permitted. Longview is currently evaluating the impact of adopting this guidance on its financial statements and disclosures included within Notes to Consolidated Financial Statements.

From time to time, the U.S. Government will establish tax provisions that automatically expire after a set period of time unless renewed by legislative action.  On January 1, 2012, many annual provisions historically extended each year expired without legislative action to extend the provisions into 2012.  Historically, the U.S. Government has extended many provisions of this nature prior to the end of the calendar year.  However, in this instance the U.S. Government failed to act until January 2, 2013, when the American Taxpayer Relief Act of 2012 (the “Act”) was signed into law.  Among other things, the Act retroactively restored several expired business tax provisions, including the research and experimentation credit.  However, U.S. GAAP requires Companies to recognize changes in tax law in the period in which the law is enacted.  As such, the retroactive effect of Act on the Company’s federal taxes will be recognized in fiscal 2013.  The Company is in the process of quantifying the effect of the Act, but does not expect it to have a material impact on the Company’s financial statements or disclosures included within the Notes to the Financial Statements.

On December 27, 2011, the Internal Revenue Service (“IRS”) and Treasury Department published in the Federal Register temporary regulations that provide guidance to taxpayers on the treatment of amounts paid to acquire, produce or improve tangible property and regarding the accounting for, and dispositions of, property subject to depreciation. These regulations provide objective standards and bright-line rules intended to simplify compliance with the capitalization provisions contained in section 263(a) of the Internal Revenue Code.  While the temporary regulations generally are effective for expenditures made on or after Jan. 1, 2014, the IRS and Treasury Department anticipate publishing additional guidance for taxpayers.  These regulations will likely impact taxpayers across all industries.  The Company is in the process of reviewing current policies and procedures to determine what, if any, action may be required.

In December 2011, the FASB issued ASU No. 2011-11, which amends FASB ASC Topic 210, Balance Sheet. The amendments in this guidance require an entity to provide quantitative disclosures about offsetting financial instruments and derivative instruments. Additionally, this guidance requires qualitative and quantitative disclosures about master netting agreements or similar agreements when the financial instruments and derivative instruments are not offset. This guidance is effective for fiscal years beginning on or after January 1, 2013, and for interim periods within those fiscal years.  In January 2013, the FASB issued ASU No. 2013-01, which clarifies that the scope of ASU No. 2011-11 applies to derivatives accounted for in accordance with ASC Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement.  Entities with other types of financial assets and financial liabilities subject to a master netting arrangement or similar agreement are no longer subject to the disclosure requirements of ASU No. 2011-11. As with the ASU No. 2011-11, ASU No. 2013-01 is effective for fiscal years beginning on or after January 1, 2013, and for interim periods within those fiscal years.  The Company is currently evaluating the impact of adopting this guidance on its disclosures included within the Notes to the Financial Statements.

In September 2011, the FASB issued ASU No. 2011-09, which amends FASB ASC Topic 815, Compensation—Retirement Benefits—Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan.  ASU No. 2011-09 requires employers that participate in multiemployer pension plans to provide additional quantitative and qualitative disclosures, including disclosure of (a) the significant multiemployer plans in which an employer participates, (b) the level of an employer’s participation in the significant multiemployer plans, (c) the financial health of the significant multiemployer plans, and (d) the nature of the employer commitments to the plan.  ASU No. 2011-09 applies to non-governmental entities that participate in multiemployer plans and is effective for non-public entities for annual periods for fiscal years ending after December 15, 2012, with early adoption permitted and retrospective application for all prior periods presented.  The Company adopted ASU No. 2011-09 for its fiscal year ended December 31, 2012, and has included the required information in Note 9 of the Notes to Financial Statements herein.

In June 2011, the FASB issued ASU No. 2011-05, which amends FASB ASC Topic 220, Comprehensive Income.  ASU No. 2011-05 provides an entity with the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  Regardless of the option chosen, this guidance also requires presentation of items on the face of the financial statements that are reclassified from other comprehensive income to net income.  This guidance does not change the items that must be reported in other comprehensive income, when an item of other comprehensive income must be reclassified to net income or how tax effects of each item of other comprehensive income are presented.  This guidance is effective for interim and annual reporting periods beginning after December 15, 2012, with early adoption permitted.  In December 2011, the FASB issued ASU 2011-12, which also amends FASB ASC Topic 220 to defer indefinitely the ASU No. 2011-05 requirement to present items on the face of the financial statements that are reclassified from other comprehensive income to net income.  ASU 2011-12 is also effective for interim and annual reporting periods beginning after December 15, 2012.  Longview elected to early adopt the provisions of ASU No. 2011-05, as amended by ASU No. 2011-12, during the second quarter of 2012 and has presented two separate but consecutive statements herein.

In May 2011, the FASB issued ASU No. 2011-04, which amends FASB ASC Topic 820, Fair Value Measurements and Disclosures. The amendments in this guidance are not intended to result in a change in current accounting.  ASU No. 2011-04 changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements and requires additional disclosures relating to fair value measurements categorized within Level 3 of the fair value hierarchy.  This guidance is effective for annual reporting periods beginning after December 15, 2011.  Longview adopted ASU No. 2011-04 on January 1, 2012.  The adoption of this guidance did not have a material impact on the Company’s disclosures included within the Notes to the Financials Statements.

In March 2010, health care reform legislation was signed into law.  Management continues to monitor developments related to health care reform to evaluate the financial impact on the Company; however, as of December 31, 2012, the Company does not expect this legislation to have a material impact.  Further, virtually all major areas of the health care reform legislation are subject to interpretation and implementation rules that may take several years to complete and will likely have a significant impact on the applicability of the provisions to the Company.  Applicability will also depend on future events such as contract negotiations and possible future amendments to the legislation.

NOTE 3 — INVENTORIES

Inventories consisted of the following:

	As of December 31,
(USD 000’s)	2012	2011
Finished goods	$25,558	$22,816
Goods in process	25,552	24,562
Raw materials	17,906	22,285
Supplies	4,252	4,448
Total inventories	73,268	74,111
LIFO reserve	4,120	(3,209)
Total inventories, net	$77,388	$70,902

NOTE 4 - BUILDINGS, MACHINERY AND EQUIPMENT

Buildings, machinery and equipment consisted of the following:

	As of December 31,
(USD 000’s)	2012	2011
Buildings	$9,301	$8,458
Machinery and equipment	163,366	112,254
Buildings, machinery, and equipment at cost	172,667	120,712
Accumulated depreciation	(21,559)	(13,580)
Net buildings, machinery, and equipment	$151,108	$107,132

Depreciation expense of $8.2 million, $5.9 million and $4.0 million was recognized for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 5 — PENSION AND OTHER NON-CURRENT ASSETS

Pension and other non-current assets consisted of the following:

	As of December 31,
(USD 000’s)	2012	2011
Pension	$94,038	$112,646
Unamortized debt issuance costs	11,113	14,303
Other	10,572	9,195
Total pension and other non-current assets	$115,723	$136,144

NOTE 6 - OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following:

	As of December 31,
(USD 000’s)	2012	2011
Workers’ compensation liability	$2,049	$2,606
Accrued interest on long-term debt	3,200	3,306
Current portion of postretirement medical liability	3,600	3,895
Total other accrued liabilities	$8,849	$9,807

NOTE 7 — SHORT-TERM BORROWINGS AND LONG-TERM DEBT

On December 12, 2007, Longview entered into a loan and security agreement (the “Credit Agreement”) with Bank of America, N.A. as agent.  The Credit Agreement was syndicated with certain financial institutions as participants in the first quarter of 2008.  The maximum amount available under the Credit Agreement was $170 million and the expiration date of the Agreement was December 12, 2012.  The two components of the loan under the Credit Agreement were the short-term revolver (“Revolver”) and the long-term loan (“Term Loan”).  The Term Loan was collateralized by the assets of Longview and bore interest at prime plus 1.00%.  The Revolver was collateralized by selected inventories and accounts receivable and bore interest at prime plus 0.25%.

In May 2011, Longview issued $480 million of 8.0% senior secured notes (the “Notes”) due June 1, 2016, at an original offering price of 99.490%, or a $2.4 million original issuance discount.  The proceeds from this borrowing were used to pay a cash distribution to shareholders.  The Notes are secured by (i) a first-priority lien on substantially all of the Company’s existing and future assets (other than assets securing our Revolver, as amended, with a first-priority lien) and (ii) a second-priority lien on the Company’s present and future accounts receivable and inventory that secure the Revolver on a first-priority basis.

Concurrent with the issuance of the Notes, Longview modified the Credit Agreement to eliminate the Term Loan and reduce the available credit under the Revolver to $100 million while extending the expiration date of the agreement to December 1, 2015.  The obligations under the Revolver are secured by (i) present and future accounts receivable, inventory and other assets and proceeds thereof and (ii) a second-priority lien on the assets that secure the Company’s obligations under the Notes.  The Revolver bears interest at prime plus 0.75% while offering the ability to lock in varying amounts for varying time frames at more advantageous interest rates, generally LIBOR plus a spread of 2.0%.  As of December 31, 2012, interest on the Revolver was 4.0%.

Longview has accounted for the Notes issuance and modification of the Revolver in accordance with ASC 470, Debt.  Deferred debt issuance costs of $14.3 million and $2.0 million related to the Notes and the Revolver, respectively, are being amortized evenly over the 5 year and 4.5 year respective lives of the instruments.  Amortization expense of $3.3 million, $3.3 million, $3.3 million, and $1.2 million will be recognized in each of the next four fiscal years ending 2016, respectively.  The remaining balance of $11.1 million is included in “Pension and other non-current assets” on the balance sheet (see Note 5).  An additional $7.8 million in other costs associated with the Notes issuance, primarily related to payments made under the Company’s long-term incentive program (see Note 10), is included in “Selling, general, and administrative expenses” in the statement of operations for the year ended December 31, 2011.

At December 31, 2012, management believes the Company was in compliance with all covenants of the Credit Agreement and the Notes.  The Credit Agreement requires a monthly commitment fee of 0.50% on the unused portion of the line.  At December 31, 2012, the Company had $98.0 million in availability under the Revolver.  Borrowings of $4.6 million with an additional $4.8 million of letters of credit secured by the Revolver effectively reduced the available amount on the Revolver to $88.6 million.  The balance sheet also reflects $59,000 and $43,000 in accrued fees as of December 31, 2012 and 2011, respectively, but not due until subsequent to period-end.  Such accrued fees are presented in ‘Short term borrowings’.

The Revolver carrying value approximates fair value due to its short-term nature and variable interest rate.  The Notes are valued at the closing trade price on the day of valuation based on information obtained by the Company from third-party pricing services.  These third-party pricing services employ methodologies that utilize actual market transactions, quotations from broker-dealers, or other formula driven valuation techniques, which consider factors such as yields or prices of bonds of comparable quality, type of issue, coupon, maturity, ratings, and general market conditions.  Should the market for the Notes become inactive, valuation would be calculated using discounted cash flow analysis, based on our incremental borrowing rates for similar types of borrowing arrangements with similar remaining maturities.  At December 31, 2012 and 2011, the fair value of the Notes was $504.0 million and $480.0 million, respectively, as compared to the carrying value of $478.3 million and $477.9 million, respectively.

As of December 31, 2012 all outstanding letters of credit were secured under the Revolver with no unsecured and uncommitted bank letters of credit.

NOTE 8 - INCOME TAXES

The provision for (benefit from) income taxes consisted of the following:

	Year Ended December 31,
(USD 000’s)	2012	2011	2010
Current:
Federal	$(19,132)	$1,199	$2,527
State	575	571	1,120
Total current tax	(18,557)	1,770	3,647

Deferred:
Federal	18,841	15,082	18,784
State	1,203	2,015	1,576
Total deferred tax	20,044	17,097	20,360
Total provision for taxes	$1,487	$18,867	$24,007

An analysis of the effective income tax rate as compared to the expected federal income tax rate is shown below:

	Year Ended December 31,
	2012	2011	2010
Tax at statutory rate	35%	35%	35%
State income taxes less federal income tax benefit	2%	2%	2%
Release of reserve for uncertain tax positions	(32)%	—	—
Tax benefit from alternative fuel credits (Note 11)	—	(11)%	(11)%
Other	(3)%	—	(2)%
Effective tax rate	2%	26%	24%

The tax effect of temporary differences giving rise to deferred tax assets and deferred tax liabilities is as follows:

	As of December 31,
(USD 000’s)	2012	2011
Deferred tax assets:
Net operating losses	$—	$382
Federal tax credits	7,362	15,381
Payrolls payable	3,662	3,445
Other assets	3,959	4,232
Total deferred tax assets	14,983	23,440

Deferred tax liabilities:
Depreciable assets	23,509	13,942
Inventories	10,865	11,213
Employee benefit plans	2,762	18,389
Other liabilities	1,093	1,576
Total deferred tax liabilities	38,229	45,120

Deferred income taxes - net	$(23,246)	$(21,680)

The deferred tax assets and deferred tax liabilities recorded in the balance sheet are as follows:

	As of December 31,
(USD 000’s)	2012	2011
Current deferred tax assets - net	$1,349	$8,534
Non-current deferred tax liability - net	(24,595)	(30,214)
Total	$(23,246)	$(21,680)

Current deferred tax assets are included in “Prepaid expenses and other assets” on the balance sheet at December 31, 2012 and 2011.

Unrecognized tax benefits are included in “Postretirement medical and other long-term liabilities” on the balance sheet at December 31, 2012 and 2011. The total amounts of unrecognized tax benefits for the years are as follows:

	As of December 31,
(USD 000’s)	2012	2011	2010
Unrecognized tax benefit, beginning of year	$22,700	$23,850	$24,430
Gross decreases - tax positions taken in prior year	—	(1,784)	—
Gross increases - tax positions taken in prior year	—	—	66
Gross increases - tax positions taken in current year	—	634	—
Settlement with tax authorities	(21,514)	—	—
Lapse of statute of limitations	(456)	—	(646)
Unrecognized tax benefit, end of year	$730	$22,700	$23,850

The Company recognizes tax liabilities in accordance with ASC 740, Income Taxes, and adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available.  Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities.  These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

Unrecognized tax benefits of $0.7 million and $22.7 million are included in “Postretirement medical and other long-term liabilities” on the balance sheet at December 31, 2012 and 2011, respectively.  Of the $22.0 million decrease in the reserve during fiscal 2012, $21.5 million was released due to the satisfactory conclusion of the 2009 and 2010 federal tax examinations, including $20.5 million related to the tax treatment of credits related to the alternative fuel tax credits.  As of December 31, 2012, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $0.7 million.

The Company recognizes interest and penalties related to uncertain tax positions as income tax expense in its statement of operations.  No material interest and penalties have been recognized in the balance sheet at December 31, 2012 or in the statement of operations for the years ended December 31, 2012 or 2010.  For the year ended December 31, 2011, interest expense related to uncertain tax positions was $0.3 million.

The Company is subject to routine corporate income tax audits by tax authorities of various federal, state and local jurisdictions.  The Company believes that it has provided adequate reserves related to all matters contained in tax periods open to examination.

As described in Note 2, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law.  Among other things, the Act retroactively restored several expired business tax provisions, including the research and experimentation credit.  However, U.S. GAAP requires Companies to recognize changes in tax law in the period in which the law is enacted.  As such, the retroactive effect of Act on the Company’s federal taxes will be recognized in fiscal 2013.  The Company is in the process of quantifying the effect of the Act, but does not expect it to have a material impact on the Company’s financial statements or disclosures included within the Notes to the Financial Statements.

NOTE 9 - RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

The Company has two defined benefit pension plans that cover a majority of employees who have completed one year of continuous service — the Employees’ Retirement Plan (the “Retirement Plan”) and the Employees’ Pension Plan (the “Pension Plan”) (the “Plans”).  Prior to January 1, 2009, the Plans provided benefits of a stated amount for each year of service with an option for some employees to receive benefits based on an average earnings formula. The Pension Plan covers salary and non-union hourly employees and the Retirement Plan covers certain union employees.  The liabilities for the benefit obligation under the Retirement Plan and postretirement medical plans are based on the collective bargaining agreements currently in effect.  Future negotiations on collective bargaining agreements could have an effect on these liabilities.

Effective January 1, 2009, the Company replaced the defined benefit formula in the Pension Plan with a cash balance plan.  As a result, benefits under the defined benefit plan were frozen as of December 31, 2008 for all salary and non-union hourly employees.

Effective December 31, 2010, benefits under the defined benefit Retirement Plan were frozen for the majority of union employees.  Cash balance contributions were made for certain eligible employees in 2012 and 2011, and will continue in 2013.

Plans’ Assets

The Plans’ assets were $631.0 million and $624.5 million at December 31, 2012 and 2011, respectively. The total over-funded amount, which is defined as the difference between the fair value of the Plans’ assets and the projected benefit obligation, was $21.2 million and $67.0 million at December 31, 2012 and 2011, respectively.  The following table is a reconciliation of the fair value of the Plans’ assets as of December 31, 2012 and 2011:

	As of December 31,
(USD 000’s)	2012	2011
Plans’ assets at fair value, beginning of year	$624,474	$624,018
Actual return on plans’ assets	40,295	33,476
Benefits paid	(33,749)	(33,020)
Plans’ assets at fair value, end of year	$631,020	$624,474

Plans’ Benefit Obligation

The following table is a reconciliation of the benefit obligation at December 31, 2012 and 2011:

	Year ended December 31,
(USD 000’s)	2012	2011
Benefit obligation, beginning of year	$557,517	$490,351
Service cost	7,773	7,501
Interest cost	26,075	27,135
Amendments	977	—
Change in assumptions	41,962	55,313
Experience loss	9,240	10,237
Benefits paid	(33,749)	(33,020)
Benefit obligation, end of year	$609,795	$557,517

Funded Status

The following table shows the net funded status of the Plans, including pension assets of $94.0 million and $112.6 million as of December 31, 2012 and 2011, respectively, included in “Pension and other non-current assets” on the balance sheet, and pension liabilities of $72.8 million and $45.7 million as of December 31, 2012 and 2011, respectively, included in “Pension liabilities” on the balance sheet.

	As of December 31,
	2012			2011
(USD 000’s)	Retirement Plan	Pension Plan	Combined Plans	Retirement Plan	Pension Plan	Combined Plans
Plans’ assets at fair value	$288,847	$342,173	$631,020	$290,067	$334,407	$624,474
Benefit obligation	(361,660)	(248,135)	(609,795)	(335,756)	(221,761)	(557,517)
Funded status, net	$(72,813)	$94,038	$21,225	$(45,689)	$112,646	$66,957

As required by ASC 715, Compensation — Retirement Benefits (“ASC 715”), the Company recorded the unrecognized net actuarial loss and unrecognized prior service costs (credit), tax-adjusted, in Accumulated Other Comprehensive Income (Loss) as of December 31, 2012 and 2011 as follows:

	As of December 31,
(USD 000’s)	2012	2011
Unrecognized net actuarial loss	$130,284	$87,083
Unrecognized prior service credit	(2,952)	(4,108)
Total	$127,332	$82,975

Net Periodic Pension Income

The components of net periodic pension (income) expense are summarized as follows:

	Year Ended of December 31,
(USD 000’s)	2012	2011	2010
Service cost - benefits earned during the year	$7,773	$7,501	$6,692
Interest cost on projected benefit obligation	26,075	27,135	26,573
Expected return on plans’ assets	(35,877)	(41,548)	(41,236)
Recognized net actuarial loss	3,583	715	—
Amortization of prior service cost	(179)	(277)	(809)
Net periodic pension (income) expense	$1,375	$(6,474)	$(8,780)

Plans’ Assumptions

Assumptions used to determine the pension benefit obligation are as follows:

	As of December 31,
	2012	2011
Discount rate	4.15%	4.80%
Rate of compensation increase (1)	3.00%	3.00%

(1) For participants in the Pension Plan only

Assumptions used to determine net periodic pension expense (income) are as follows:

	As of December 31,
	2012	2011	2010
Discount rate	4.80%	5.60%	6.00%
Rate of compensation increase (1)	3.00%	3.00%	3.00%
Expected long-term rate of return on plans’ assets	6.00%	7.00%	7.00%

(1) For participants in the Pension Plan only

The discount rate is based on rates of return on long-term high quality bonds and the Plans’ expected payment streams.  The expected long-term rate of return on the Plans’ assets considers the historical rate of return on the Plans’ assets as well as expected rate of return on the target asset allocations.  The 10-year historical return on the Plans’ assets was 12.2% and the 5-year historical return on the Plans’ assets was 7.0%.  Given a new investment policy adopted in late 2012 targeting a higher investment allocation to equities, management has selected 7.0% as the long-term rate of return for the year ending December 31, 2013.

Asset Allocations

The Plans’ weighted-average asset allocations are as follows:

	As of December 31,
	2012	2011
Fixed income	71%	88%
Cash and cash equivalents	21%	4%
Real estate	4%	3%
Private equity	4%	5%
Total assets	100%	100%

The objective of the Plans is to provide sufficient funds to pay the Plans’ obligations for current and future participants and beneficiaries, based on current and foreseeable employment, employer contributions, investment experience, liabilities of the Plans, contribution rates in labor agreements, statutes, regulations and other pertinent factors.  The target asset allocation shall be broadly diversified, with no disproportionate or extreme positions that might cause significant diminution of value given adverse developments.  During 2007, an investment strategy was adopted concentrating most of the assets in fixed income assets with yields expected to match the annual expected service cost, with the balance in equities to ensure adequate long-term growth to minimize the necessity for future cash contributions by the Company.  This strategy was revised in 2012 to allocate a greater portion of investments to equities. This policy is updated from time to time to reflect the Company’s current market expectations.

The target asset allocation as of December 31, 2012 is as follows:

Asset Classes
Fixed income	57%
Equity	43%
Total	100%

Management does not expect to make any contributions to the Plans in 2013.

Expected benefit payments from the Plans to participants are summarized below:

(USD 000’s)	Payments
2013	$33,771
2014	34,516
2015	35,669
2016	36,485
2017	37,749
2018-2022	199,859
Total	$378,049

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, establishes a three-level hierarchy for disclosure of assets and liabilities recorded at fair value.  The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources while unobservable inputs reflect estimates about market data.  The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

Level 1 — Level one inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.  An active market is one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Level two inputs are inputs other than quoted prices included within level one that are observable for the asset or liability, either directly or indirectly, at the measurement date. Fair value is determined through the use of models or other valuation methodologies.  Such methodologies include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the level two inputs must be observable for substantially the full term of the asset or liability.

Level 3 — Level three pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, the determination of which category within the fair value hierarchy is appropriate for any given investment is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

Quoted market prices are not available for certain investments, including real estate and limited partnership investments.  These investments are recorded at their estimated fair market value; therefore, the reported value may differ from the value that would have been used had a quoted market price existed.  Investments of this nature are valued by the Company based on the nature of each investment and the information available to management at the valuation date.  Such information would include statements received from the investment managers, reports of independent appraisers, transaction data, and other third-party information deemed reliable for the purposes of developing such an estimate.  The Company believes that the reported amounts for these investments are a reasonable estimate of their fair value at December 31, 2012 and 2011, respectively.

The following table presents the Plans’ assets measured at fair value as of December 31, 2012:

(USD 000’s)
ASSET TYPE	Level 1	Level 2	Level 3	Total
Cash equivalents (1)	$131,765	$—	$—	$131,765
Equities	11	—	—	11
Fixed income:
Corporate bonds and notes:
Short-term (2)	—	164,792	—	164,792
Mid-term (2)	—	119,453	—	119,453
Long-term (2)	—	6,255	—	6,255
U.S. Government securities (short-term (2))	—	144,281	—	144,281
Mortgage backed securities (long-term (2))	—	15,619	—	15,619
Real estate	—	—	22,172	22,172
Limited partnership investments	—	—	26,672	26,672
Total assets	$131,776	$450,400	$48,844	$631,020

(1) In conformance with the Company’s new investment policy, the increase in cash equivalents resulted from movement out of fixed income investments in anticipation of increasing investment in equities

(2) Short-term: 0-5 year maturities | Mid-term: 5-10 year maturities | Long-term: >10 year maturities

The following table presents the Plans’ assets measured at fair value as of December 31, 2011:

(USD 000’s)
ASSET TYPE	Level 1	Level 2	Level 3	Total
Cash equivalents	$25,795	$—	$—	$25,795
Fixed income:
Corporate bonds and notes:
Short-term (1)	—	154,847	—	154,847
Mid-term (1)	—	147,423	—	147,423
Long-term (1)	—	5,165	—	5,165
U.S. Government securities (short-term (1))	—	227,116	—	227,116
Mortgage backed securities (long-term (1))	—	14,476	—	14,476
Real estate	—	—	21,262	21,262
Limited partnership investments	—	—	28,390	28,390
Total assets	$25,795	$549,027	$49,652	$624,474

(1) Short-term: 0-5 year maturities | Mid-term: 5-10 year maturities | Long-term: >10 year maturities

The table below presents a summary of changes in the fair value of the Plans’ level three assets for the year ended December 31, 2012.

Year ended December 31, 2012 (USD 000’s)	Real Estate	Limited Partnership Investments	Total
Balance, beginning of year	$21,262	$28,390	$49,652
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Total gains or losses
Included in changes in net assets	2,106	1,224	3,330
Included in other comprehensive income	—	—	—
Purchases, issuances, sales, and settlements
Purchases	—	2,424	2,424
Issuances	—	—	—
Sales	(1,196)	(5,366)	(6,562)
Settlements	—	—	—
Balance, end of year	$22,172	$26,672	$48,844

The amount of total gains or losses for the year included in changes in net assets attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$1,247	$(320)	$927

The table below presents a summary of changes in the fair value of the Plans’ level three assets for the year ended December 31, 2011.

Year ended December 31, 2011 (USD 000’s)	Real Estate	Limited Partnership Investments	Total
Balance, beginning of year	$20,355	$27,653	$48,008
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Total gains or losses
Included in changes in net assets	2,756	3,684	6,440
Included in other comprehensive income	—	—	—
Purchases, issuances, sales, and settlements
Purchases	—	3,395	3,395
Issuances	—	—	—
Sales	(1,849)	(6,342)	(8,191)
Settlements	—	—	—
Balance, end of year	$21,262	$28,390	$49,652

The amount of total gains or losses for the year included in changes in net assets attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$1,748	$1,660	$3,408

Multiemployer Pension Plans

The Company’s hourly employees at its Twin Falls and Yakima locations are covered under the GCIU — Employer Retirement Fund (formerly IP&GCU — Employer Retirement Fund) (the “GCIU Fund”).  The GCIU Fund is a multiemployer defined benefit retirement plan (“multiemployer plan”) established for employers and unions in the newspaper, commercial printing, printing specialties and paper products industries that have entered into collective bargaining agreements wherein provisions are made for contributions to be made by the employers to provide retirement benefits to eligible employees or their beneficiaries.

The risks of participating in the multiemployer plan are different from single-employer plans.  Unlike single employer plans, assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other plan participants.  All contributions to this plan are made solely by participating employers.  As such, if a participating employer stops contributing to the plan, the Company may be liable for the related unfunded obligations.  If the Company chooses to stop participating in the multiemployer plan, the Company may be required to pay the plan an amount based on the unfunded status of the plan.  For more information related to the plan, the U.S. Department of Labor makes IRS filings and actuarial reports available to the public.

The contribution schedule for the multiemployer plan is determined by the collective bargaining agreements between participating employers and participating unions.  The Company does not determine the actuarial present value of accumulated plan benefits, as net assets available for benefits allocable to the individual participating employers are determined by reference to the multiemployer plan’s funding status as a whole. The Company makes contributions to the multiemployer plan in accordance with its contribution schedule, including employer surcharges and additional contributions resulting from the multiemployer plan’s adoption of a rehabilitation plan effective November 1, 2009.

The multiemployer plan has a fiscal year end of December 31, which may impact financial information available as of December 31, 2012.  The contributions made by the Company were approximately 2.2% of the total employers’ contributions to the multiemployer plan for the plan year ended December 31, 2011, the most recent date for which information was available.

						Contributions (000’s)				Expiration
					FIP/RP	by the Company for				Date of
		Pension Protection Act			Status	the period Ended				Collective-
Pension	Federal	Zone Status			Pending/	December 31,			Surcharge	Bargaining
Fund	EIN	2012	2011	2010	Implemented	2012	2011	2010	Imposed	Agreement
GCIU - Employer Retirement Fund	91-6024903	Critical	Critical	Critical	Implemented	$271	$251	$240	Yes	Twin Falls 7/31/2014 Yakima 6/16/2014

According to the audited financial statements of the multiemployer plan, the net assets available for benefits were $1,082 million and $1,094 million as of December 31, 2011 and 2010, respectively.  An independent actuarial valuation calculated the actuarial present value of accumulated plan benefits to be $1,609 million and $1,598 million as of January 1, 2011 and 2010, respectively.  If the Company were to withdraw from the multiemployer plan, the Company would be liable for a share of the unfunded liability to the extent that present value of the vested basic plan benefits exceed the fair value of all basic assets at the withdrawal date.  As of December 31, 2011, the most recent date for which information was available, the Company’s total withdrawal liability for both locations was $10.8 million.

Postretirement Benefits Other Than Pensions

The Company provides postretirement health care insurance benefits through an indemnity plan and a health maintenance organization (“HMO”) plan for certain salary and non-salary employees and their dependents (the “Postretirement Plan”). Individual benefits generally continue until age 65. Effective for the majority of union employees active on June 1, 2010, the Company amended the Postretirement Plan such that postretirement health care insurance benefits will terminate on December 31, 2013.  This amendment resulted in a $29.8 million reduction in benefit obligation to the Plan.  The Company does not pre-fund these benefits, and, accordingly, there are no Postretirement Plan assets. The Postretirement Plan also includes a retiree contribution requirement for certain salaried and certain hourly employees. The retiree contribution amount is adjusted annually.

The change in the accumulated postretirement health care benefit obligation is as follows:

	Year ended December 31,
(USD 000’s)	2012	2011
Accumulated benefit obligation, beginning of year	$19,768	$23,258
Service cost	25	45
Interest cost	599	826
Actuarial gain	(1,759)	(408)
Change in assumptions	1,099	—
Benefits paid	(3,579)	(3,953)
Accumulated benefit obligation, end of year	$16,153	$19,768

As required by ASC 715, the Company recorded the unrecognized net actuarial loss and prior service costs (credit), tax-adjusted, in Accumulated Other Comprehensive Income (Loss) as of December 31, 2012 and 2011 as follows:

	As of December 31,
(USD 000’s)	2012	2011
Unrecognized net actuarial loss	$7,849	$12,456
Unrecognized prior service credit	—	(9,928)
Total	$7,849	$2,528

The unfunded status (accumulated postretirement health care benefit obligation) of the Postretirement Plan included in “Postretirement medical and other non-current liabilities” in the balance sheet is summarized as follows:

	As of December 31,
(USD 000’s)	2012	2011
Unfunded postretirement medical benefits	$16,153	$19,768
Current portion of unfunded postretirement medical benefits (see Note 6)	(3,600)	(3,895)
Unrecognized tax benefit (see Note 8)	730	22,700
Total postretirement medical and other long-term liabilities	$13,283	$38,573

Assumptions used to determine the accumulated postretirement health care benefit obligation and the net periodic postretirement health care benefit cost are as follows:

	As of December 31,
	2012	2011
Discount rate - benefit obligation	2.85%	3.65%
Discount rate - periodic postretirement cost	3.65%	3.85%
Health care cost trend rate - benefit obligation (1)	11.90%	8.50%
Health care cost trend rate - periodic postretirement cost (1)	11.90%	9.25%
Ultimate trend rate - benefit obligation (1)	5.50%	5.00%
Ultimate trend rate - periodic postretirement cost (1)	5.50%	5.00%
Year ultimate trend rate reached - benefit obligation (1)	2024	2017
Year ultimate trend rate reached - periodic postretirement cost (1)	2024	2017

(1) Indemnity and HMO plans

The effect of a one percentage point change in assumed healthcare cost trend rates at December 31, 2012 is summarized below:

(USD 000’s)	Minus 1%	Plus 1%
Service cost	$(2)	$2
Interest cost	(22)	24
Total	$(24)	$26

Accumulated benefit obligation	$(656)	$696

The components of net periodic postretirement health care benefit cost are summarized as follows:

	Year ended December 31,
(USD 000’s)	2012	2011	2010
Service cost - benefits earned during the period	$25	$45	$555
Interest cost on accumulated benefit obligation	599	826	1,918
Net periodic postretirement health care benefit cost	$624	$871	$2,473

The Company’s expected benefit payments under the Postretirement Plan are summarized below:

(USD 000’s)	Payments
2013	$3,600
2014	2,600
2015	2,212
2016	1,825
2017	1,553
2018-2022	4,503
Total	$16,293

Savings Plans

All employees are automatically enrolled in a voluntary savings plan.  The majority of union hourly, salary, and non-union hourly employees become eligible on the first of the month after the month in which the employee was hired.  The savings plans allow salary deferrals in accordance with section 401(k) of the Internal Revenue Code of 1986, as amended. The Company’s contribution as a matching incentive was $2.6 million, $2.6 million and $0.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.  With the implementation of the cash balance plan effective January 1, 2009, the Company will no longer provide a matching incentive on employees’ 401(k) savings plans for salary and non-union hourly employees. As of result of the Company’s 2010 contract negotiations, effective January 1, 2011, the Company will make a contribution equal to between 2% to 3% of certain eligible union employees’ earnings.  This is in addition to matching incentive previously in place.  Future matching incentives for union employees is dependent upon future contract negotiations.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

As of December 31, 2012, the estimated costs to complete committed capital projects were approximately $11.0 million.

The Company offers a Short-term Incentive Plan (the “STIP”) for all salaried and non-union hourly employees and a Sales Incentive Plan (the “SIP”) for sales personnel.  Payout of the STIP/SIP is dependent upon achieving certain earnings and safety targets, and requires authorization from the board of directors.  Accrued payroll liabilities include $3.3 million and $4.1 million for the STIP/SIP as of December 31, 2012 and 2011, respectively.

The Company also offers a Long-term Incentive Plan (the “LTIP”) for certain key executives of the Company.  The LTIP is contingent upon the occurrence of certain future events and would potentially pay out to eligible employees upon the sale of the Company.  No accrual for the LTIP was recorded as of December 31, 2012 or December 31, 2011.

In June 2012, Longview entered into a lease agreement to lease certain rail cars with a lease term of three years.  Total remaining payments under this operating lease are $2.2 million through termination in 2015.  The Company also has multiple, individually insignificant leases relating to offices, third-party warehouses, and other equipment, with a combined annual lease expense of approximately $1.6 million.  Most of these leases are expected to continue into the foreseeable future.

Additionally, Longview has committed to purchase and transport a quantity of natural gas during 2013 — 2014.  The commitment charges for natural gas total $8.3 million through December 2014.  Longview can resell the natural gas committed over its requirements on the open market, and has entered into a contract to do so, should it become necessary.

The Plans invest in various limited partnership investments in accordance with their stated investment policies.  As of December 31, 2012, the Plans had unfunded commitments to contribute capital to limited partnerships totaling $6.3 million.

The Company has long-standing “buy/sell” agreements whereby equivalent units of containerboard are bought and sold for containerboard.  These agreements provide that Longview sell containerboard to a counterparty’s converting facilities, and that the Company purchase containerboard from the counterparty for use in the Company’s converting facilities.  These transactions are recorded under the buy/sell agreement as an exchange using carryover basis as contemplated by ASC 845, Nonmonetary Transactions.  As of December 31, 2012, the Company had commitments to sell 141 tons of containerboard to counterparties related to these agreements.

In 2009, the Company was identified for possible liability at a superfund site near its operations in Seattle, Washington.  The Company intends to vigorously defend against this claim and believes that the outcome of these proceedings will not have a material adverse impact on its financial position, results of operation or cash flows.

There are various claims, lawsuits and pending actions against the Company incident to its operations. It is management’s opinion that the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NOTE 11 - ALTERNATIVE FUEL CREDITS

The U.S. Internal Revenue Code provides tax credits for companies that use alternative fuels to produce energy to operate their businesses.  Pulp and paper mills have adopted technologies to use black liquor, a by-product of the wood chip pulping process, as a fuel source for boilers that produce the steam and for energy sold or used internally.  It has been determined by the IRS Office of Chief Counsel that black liquor qualifies as both a cellulosic biofuel and, when properly mixed, an alternative fuel mixture.  This qualification was effective through December 31, 2009.

In August 2010, the Company received notification that its application to be registered as a cellulosic biofuel producer had been approved.  To the extent that black liquor produced and used in 2009 had not been included in claims for alternative fuel mixture credits, the Company has claimed nonrefundable cellulosic biofuel producers’ credits on its 2009 federal income tax return.

In Chief Counsel’s Office of the IRS Memorandum AM2010-0004 dated October 5, 2010, the IRS concluded that the alternative fuel mixture credit and cellulosic biofuel credit could be claimed in the same taxable year, provided that each gallon claimed was claimed for only one of the credits (both credits could not be claimed for the same gallon of black liquor).

As only one of the credits can be claimed for each gallon of black-liquor, to the extent a taxpayer changes their position and uses the cellulosic biofuel credit, they must re-pay the refunds they received as alternative fuel mixture credits attributable to the gallons converted to the cellulosic biofuel credit.  Further, there are significant differences between the two credits in that the $1.01 per gallon cellulosic biofuel credit must be credited against a company’s Federal taxable earnings and be included in Federal taxable income.  The cellulosic biofuel credit may be carried forward against taxable earnings through 2016.  In contrast, the $0.50 per gallon alternative fuel mixture credit was refundable in cash.

The Company continues to evaluate the optimal use of the two credits with respect to gallons produced in 2009 and claimed under the alternative fuel mixture credit.  Key considerations include the inherent uncertainty around future federal taxable income, future liquidity, and alternative uses of cash versus repayment of the alternative fuel mixture credits.  In fiscal 2011, the Company elected to convert 11.2 million gallons previously claimed under the alternative fuel mixture credit to gallons under the cellulosic biofuel credit.  This resulted in the repayment of $5.6 million of credits received in 2009, recognized in “Other income (expense), net” in the statement of operations and the recognition of net tax benefits of $8.0 million, recognized in “Provision for (benefit from) income taxes” in the statement of operations for the year ended December 31, 2011.

The Company will continue the process of evaluating its position, which may result in the repayment of additional cash received with respect to the alternative fuel mixture credit, and corresponding amendment of the Company’s 2009 tax return.

Due to the aforementioned considerations, the Company cannot quantify the value of additional cellulosic biofuel credits, but the amount could be significant.

In June 2012, the IRS completed its federal tax examination of the Company’s 2009 and 2010 tax years.  As a result of this exam, the Company recognized an additional $3.1 million of alternative fuel mixture credits, which are included in “Other income (expense), net” in the statement of operations for the year ended December 31, 2012.

NOTE 12 — RELATED PARTY TRANSACTIONS

The Company has a service agreement with Brookfield in which Brookfield provides certain management and consulting services. Fees of $0.3 million, $0.6 million, and $0.6 million were incurred under this agreement during the years ended December 31, 2012, 2011 and 2010, respectively.  These management services covered such areas as restructuring, legal, finance, internal audit, and marketing.  The Company also paid $2.5 million to Brookfield in 2011 for services relating directly to the issuance of the Notes (see Note 7).  Additionally, in 2011, the Company entered into an agreement with Brookfield Renewable Power to provide services related to the Company’s sale of power.  Fees relating to this agreement totaled $0.6 million and $0.1 million for the years ended December 31, 2012 and 2011.  Further, Longview’s insurance is brokered by RiskCorp, a division of Brookfield, to various third parties. The Company paid insurance premiums and brokerage fees to RiskCorp totaling $2.7 million, $4.2 million and $2.6 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Management fees are included in the financial statements as a component of selling, general, and administrative expenses, while insurance premiums and brokerage fees are included in both cost of goods sold and selling, general, and administrative expenses.

As a result of the issuance of the Notes (see Note 7), the Company’s existing stock option plan’s vesting schedule was accelerated.  This acceleration triggered the Company’s recharge agreement with Brookfield Timberlands Management GP Inc. (“BTM”) (the “recharge agreement”), whereby compensation expense was not recorded by the Company as the option plan was determined under ASC 710, Compensation, to be “clearly for a purpose other than compensation for services to the Company”.  In a series of related transactions, the recharge agreement calculation specified $11.4 million would be contributed to Longview, which was subsequently included as part of the distribution to the Company’s shareholders totaling $486.9 million, resulting in a net distribution to shareholders of $475.5 million for the year ended December 31, 2011.

The Company purchased $7.2 million in pulp log inventory during the year ended December 31, 2012, from Longview Timber LLC, a subsidiary of Brookfield, compared to $13.1 million for the year ended December 31, 2011, and $3.4 million for the year ended December 31, 2010. Longview purchases these pulp logs at fair market value as based on independent third-party sales.

NOTE 13 — SUBSEQUENT EVENTS

As described in Note 2, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law.  Among other things, the Act retroactively restored several expired business tax provisions, including the research and experimentation credit.  However, U.S. GAAP requires Companies to recognize changes in tax law in the period in which the law is enacted.  As such, the retroactive effect of Act on the Company’s federal taxes will be recognized in fiscal 2013.  The Company is in the process of quantifying the effect of the Act, but does not expect it to have a material impact on the Company’s financial statements or disclosures included within the Notes to the Financial Statements.

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